EXHIBIT 99.1

Results	contact: Investor Relations (949) 699-4804

THE WET SEAL ANNOUNCES JANUARY,

FOURTH QUARTER SALES

FOOTHILL RANCH, CA, February 5, 2004 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported net sales for the four-week period, ended January 31, 2004, of $23.6 million, bringing sales for the fourth fiscal quarter to $148.3 million. This compares with net sales of $28.7 million for the four-week period, ended February 1, 2003, and $161.2 million for the fourth quarter a year ago. Comparable store sales for January this year declined 21.4 percent, versus a comparable store sales decline of 25.1 percent for January last year. For the fourth quarter, comparable store sales decreased 9.6 percent, compared to a decline of 18.0 percent a year ago.

Net sales for the current fiscal year, ended January 31, 2004, totaled $534.0 million, compared with $608.5 million for the prior year, ended February 1, 2003, reflecting a decline in comparable store sales of 16.3 percent for the year. This compares to a decrease in comparable store sales of 5.6 percent last year.

“While we had anticipated January to be a weaker month, sales were softer than expected, as severe winter weather reduced mall traffic,” said chief executive officer, Peter D. Whitford. “However, as we head into the Spring selling season, we are encouraged by a year-over-year decline in our inventory level. Under our ongoing aggressive markdown program, we have been effective in clearing older merchandise to make room for fresh spring merchandise, which has already begun rolling out to the stores. We look forward to making progress in improving comparable store sales trends as the year unfolds, particularly as we move into the 2004 back to school period.”

The Company noted that it still anticipates reporting a net loss for the fourth quarter of between $0.44 and $0.49 per diluted share, before the Zutopia write down. This includes a $1.28 million lawsuit settlement to store managers. The quarter will also include the previously announced pre-tax non-cash charge of approximately $5.5 million, or approximately $0.12 per diluted share, to reflect the write down of fixed assets at the Zutopia stores to their estimated fair value.

The Company continues to operate with no debt outstanding and expects its cash and investment balance for the quarter just ended to be slightly lower than the balance at the end of the third quarter. Inventory, on a square foot basis, at fiscal year end is expected to represent a decrease of approximately 6 percent from the prior year’s level.

Financial results for the fourth fiscal quarter and full year are scheduled to be released on March 18, 2004. The Company expects to hold a conference call later that day to discuss fiscal 2003 results.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 604 stores in 47 states, the District of Columbia and Puerto Rico, including 474 Wet Seal stores, 99 Arden B. stores and 31 Zutopia stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.